Exhibit 10.29


                              Employment Agreement


     This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of May 1, 2003, is made and entered into by and between World-Wide Holdings Limited (the "Company") and David Huntley (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to ensure that it retains the Executive's management and executive services by directly engaging Executive as its Managing Director and Chief Executive Officer;

     WHEREAS, in order to induce the Executive to continue to serve in such position, the Company desires to provide the Executive with compensation and other benefits on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the agreements and covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.   Certain Defined Terms.

     In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

     (a)  "Act" means the Securities Exchange Act of 1934, as amended.

     (b) "Change in Control" means the occurrence during the Term of any of the following events:

          (i) the acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (a "Person"), including as a result of a Business Combination (as defined in Section 1(b)(iii)), of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Act, of 25% or more of the combined voting power of the then outstanding Voting Stock of Holdings; provided, however, that for purposes of this Section 1(b)(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by Holdings of Voting Stock of Holdings, or (B) any acquisition of Voting Stock of


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                Holdings by any employee benefit plan (or related trust)
                sponsored or maintained by Holdings or any Subsidiary; or

          (ii) individuals who, as of the date hereof, constitute the Holdings Board (the "Incumbent Board," (as modified by this
                Section 1(b)(ii))) cease for any reason to constitute at least a majority of the Holdings Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the shareholders of Holdings, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Holdings in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Holdings Board; or

          (iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of Holdings, or other transaction (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, either (A)(I) the individuals and entities who were the beneficial owners of Voting Stock of Holdings immediately prior to such Business Combination beneficially own in the aggregate, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Holdings or all or substantially all of the assets of Holdings either directly or through one or more subsidiaries), (II) no Person (other than Holdings, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by Holdings, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (III) at least a majority of the members of the board of directors of the entity


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                resulting from such Business Combination were members of the
                Incumbent Board at the time of the execution of the initial agreement or of the action of the Holdings Board providing for such Business Combination, or (B) the same as Section 1(b)(iii)(A), except in clause (I), substituting "one-third" for "50%," and in clause (III), substituting "two-thirds" for "a majority";

          (iv) approval by the shareholders of Holdings of a complete liquidation or dissolution of Holdings, except pursuant to a Business Combination that complies with clause (A) or (B) of
                Section 1(b)(iii); or

          (v) a sale or other disposition of (A) shares of Voting Stock of the Company representing at least 50% of the combined voting power of the then outstanding shares of Voting Stock of the Company, or (B) all or substantially all of the assets of the Company, unless, in either case, the individuals and entities who were the beneficial owners of Voting Stock of Holdings immediately prior to such sale or disposition beneficially own in the aggregate, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity acquiring such Voting Stock or assets of the Company.

     (c)  "Company Board" means the Board of directors of the Company.

     (d) "Competitive Activity" means the Executive's participation, without the written consent of the Company Board, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise engages in substantial and direct competition with the Company if such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise's net sales for its most recently completed fiscal year and if the Company's net sales of said product or service amounted to 10% of the Company's net sales for its most recently completed fiscal year. "Competitive Activity" shall not include (i) the mere ownership of securities in any such enterprise [which is a company whose shares are quoted or dealt in on any recognized investment exchange (as defined by Section 207(1) of the Financial Services Act 1986] and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

     (e)  "Director" means a member of the Holdings Board.


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     (f)  "Holdings" means Scottish Annuity & Life Holdings, Ltd., a Cayman
          Islands, British West Indies company.

     (g)  "Holdings Board" means the Board of Directors of Holdings
          ("Holdings").

     (h) "Incapacity" means sickness or injury rendering the Executive incapable of performing services in accordance with the provisions of this Agreement.

     (i) "Ordinary Shares" means the ordinary shares, par value $0.01 per share, of Holdings.

     (j) "Subsidiary" means an entity in which Holdings directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

     (k) "Total Cash Compensation" means the sum of the (i) highest annual Base Salary in effect during the Term; and (ii) highest annual Incentive Bonus (as set forth in Section 6(b)) earned during the prior three (3) fiscal years.

     (l) "Voting Stock" means securities entitled to vote generally in the election of directors.

2.   Employment.

     The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company for the Term, upon the terms and conditions herein set forth.

3.   Term.

     The term of employment under this Agreement (the "Initial Term") shall commence on May 1, 2003 ("Commencement Date") and subject to earlier termination pursuant to Section 7, expire on the third anniversary of the Commencement Date; provided, however, that commencing on the third anniversary of the Commencement Date, this Agreement will automatically be renewed for successive one-year periods (the "Additional Term"), subject to earlier termination pursuant to Section 7, unless either party provides written notice of non-renewal to the other pursuant to Section 14 at least ninety (90) days prior to the end of the Initial Term or any Additional Term. The Initial Term and any Additional Term shall be referred to under this Agreement as the "Term"; provided, however, that if a Change in Control occurs during the Term (as determined without regard to this clause), then the Term shall include the period ending on the second anniversary of the first occurrence of a Change in Control.


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4.   Positions and Duties; Hours of Work; Suspension.

     (a) During the Term, Executive will serve in the position of Managing Director and Chief Executive Officer of the Company, or such other positions as may be agreed upon by the Company and the Executive, and will have such duties, functions, responsibilities and authority as are (i) reasonably assigned to him by the Company Board, consistent with Executive's positions as the Company's Managing Director and Chief Executive Officer or (ii) assigned to his office in the Company's Articles of Association. Executive will report directly to the Chairman of the Company.

     (b) During the Term, Executive will be the Company's full-time employee and, except as may otherwise be approved in advance in writing by the Company Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Executive will devote substantially all of his business time and attention to the performance of his duties to the Company. Notwithstanding the foregoing, Executive may (i) subject to the approval of the Company Board, serve as a director of a company, provided such service does not constitute a Competitive Activity, (ii) serve as an officer, director or otherwise participate in purely educational, welfare, social, religious and civic organizations, (iii) serve as an officer, director or trustee of, or otherwise participate in, any organizations and activities with respect to which Executive's participation was disclosed to the Company in writing prior to the date hereof and (iv) manage personal and family investments.

     (c) The Executive shall carry out his duties between 09.00 and 17.00 Monday to Friday (inclusive) with a one hour break for lunch. The Executive's normal working week shall be 35 hours. However, the Executive will also be required to work (without any additional remuneration) any additional hours as are reasonably necessary or appropriate from time to time to carry out his duties properly and effectively. The Executive agrees that any cap on the average working time imposed by the Working Time Regulations 1998 will not apply to him.

     (d) Notwithstanding the foregoing or any other provision of this Agreement the Company will not be under any obligation to provide the Executive with any work and the Company may immediately upon commencing any disciplinary investigation into the activities or conduct of the Executive without notice suspend the Executive and/or exclude him from all or any premises of the Company for any period not exceeding three months provided that throughout such period the Executive's Base Salary and other contractual benefits shall continue to be paid or provided by the


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          Company and provided further that at any time during such period the
          Executive will at the request of the Board immediately resign without claim for compensation from office as a director of the Company and any Associated Company and from any other office held by him in the Company or any Associated Company and in the event of his failure to do so the Company hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignations to the Board.

5.   Place of Performance.

     In connection with his employment during the Term, unless otherwise agreed by Executive, Executive will be based at the Company's principal executive offices in Windsor, England; provided, however, that Executive agrees and acknowledges that in view of the nature of Company's business operations, Executive may be required in the performance of his duties to undertake substantial travel on behalf of the Company and, if necessary, requested to relocate to another executive office of the Company within the United Kingdom.

6. Compensation and Related Matters.

     As compensation and consideration for the performance by Executive of his obligations pursuant to this Agreement, Executive shall be entitled to the following:

     (a) Base Salary. During the Term, the Company shall pay Executive an annual base salary ("Base Salary") of (pound)200,000, payable at the times and in the manner consistent with the Company's policies regarding compensation of executive employees but not less frequently than monthly. The Company agrees to review such compensation not less frequently than annually during the Term. Once increased, the Base Salary may not be decreased. The Base Salary as increased from time to time shall be referred to herein as "Base Salary".

     (b) Incentive Bonus. For each calendar year that begins after December 31, 2003, the Company shall pay a cash bonus to Executive based upon pre-established performance goals established by the Company (the "Incentive Bonus"). For the calendar year ending on December 31, 2003, Executive shall receive a guaranteed minimum Incentive Bonus equal to 25% of Executive's Base Salary. Any Incentive Bonus shall be payable at the times and in the manner consistent with the Company's policies regarding compensation of executive employees.


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     (c)  Executive Benefits. During the Term, the Company will make available to Executive and his eligible dependents, participation in all Company-sponsored employee benefit plans including all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate, including any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, disability, salary continuation, and any other deferred compensation, incentive compensation, group and/or executive life, health, medical/hospital or other insurance, expense reimbursement or other employee benefit policies, plans, programs or arrangements, including without limitation financial counseling services or any equivalent successor policies, plans, programs or arrangements that may now exist or be adopted hereafter by the Company. Details of such plans will be provided to the Executive when available, and save as provided therein, the terms of such plans may be amended at the Company's discretion.

     (d) Expenses. The Company will promptly reimburse Executive for all reasonable business expenses Executive incurs in order to perform his duties to the Company under this Agreement in a manner commensurate with Executive's position and level of responsibility with the Company, and in accordance with the Company's policy regarding substantiation of expenses.

     (e)  Vacation and Holidays

          (i) The Executive will (in addition to the usual public and bank holidays) be entitled during the continuance of his employment to 28 working day's paid holiday in each period of 12 months commencing on 1 January (the "Holiday Year").

          (ii) Holiday shall be taken at such times as may be approved by the Chairman of the Company.

          (iii) The Executive may not, without the prior written consent of the Chairman of the Company carry forward more than six days unused holiday entitlement from one Holiday Year to another.

          (iv) On the termination of his employment the Executive's entitlement to accrued holiday pay will be calculated on a pro rata basis in respect of each completed month of service in the Holiday Year in which his employment terminates and the appropriate amount will be paid to the Executive provided that if the Executive shall have taken more days' holiday than his accrued entitlement the Company is hereby authorised to make an appropriate deduction from any amounts due from the Company to the Executive.


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     (f)  Indemnification. The Executive shall be offered an opportunity to enter into Holdings' Indemnification Agreement substantially in the form attached hereto as Exhibit A effective as of the Commencement Date.

     (g) Signing Bonus. The Company shall pay Executive a (pound)50,000 signing bonus upon execution of this Agreement.

     (h) Initial Stock Option Grant. The Company shall grant Executive on the Commencement Date an option ("Option") to purchase up to 100,000 Ordinary Shares of Holdings ("Option Agreement"), such Option to be exercisable at a per share price equal to the Market Value Per Share (as defined in Holdings 1999 Option Plan) on the date of grant and to be governed by the option agreement, a form of which is attached hereto as Exhibit B.

     (i)  Incapacity.

          (i) The Executive shall, subject to complying with the Company's rules governing notification and evidence of absence by reason of Incapacity for the time being in force, be entitled to payment of his salary (which shall include any entitlement to statutory sick pay or social security benefits to which he may be entitled) in respect of absence by reason of Incapacity in respect of the first 180 days' absence in any 12-month period PROVIDED THAT whilst the Executive is entitled to be paid during Incapacity there shall be deducted therefrom the aggregate of any amounts receivable by the Executive by virtue of any sickness, accident benefit or permanent health scheme operated by or on behalf of the Company (except insofar as such amounts represent reimbursement of medical or nursing fees or expenses incurred by the Executive) and the amount of any social security sickness or other benefit to which the Executive may be entitled.

          (ii) If the Executive shall have been absent from work due to sickness injury or other incapacity for180 days or more in any 12-month period then he shall receive such benefits (if any) as the Company may in its absolute discretion decide.


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          (iii) If any Incapacity is caused by any alleged action or wrong of a third party and the Executive decides to claim damages in respect thereof, then the Executive will use all reasonable endeavours to recover damages for loss of earnings over the period for which salary has been or will be paid to him by the Company under Clause 6(i)(i), and will account to the Company for any such damages recovered (net of the reasonable costs of recovery and in an amount not exceeding the actual salary paid or payable to him by the Company under Clause 6(i)(i) in respect of the said period.) The Executive will keep the Company informed of the commencement, progress and outcome of any such claim.

     (j)  Disciplinary and Grievance Procedure.

          (i) For statutory purposes there are no formal disciplinary or grievance procedures in relation to the Executive's employment. The Executive will be expected to maintain the highest standards of integrity and behaviour.

          (ii) If the Executive is not satisfied with any disciplinary decision taken in relation to him he may appeal in writing within 14 days of that decision to the Chairman of the Company whose decision shall be final.

          (iii) If the Executive has a grievance regarding his employment it should in the first instance be taken up with the Chairman of the Company.

     (k) There are no collective agreements which apply to the Executive's employment.

7.   Termination.

     (a) Termination by the Company with Cause. The Company shall have the right to terminate Executive's employment at any time with Cause by providing a Notice of Termination to Executive in accordance with
          Section 7(g) not more than sixty (60) days after the Company's actual knowledge of the Cause event, and such termination shall not be deemed to be a breach of this Agreement. For purposes of this Agreement, "Cause" shall mean: (i) habitual drug or alcohol use which impairs Executive's ability to perform his or her duties hereunder; (ii) Executive's conviction during the Term by a court of competent jurisdiction, or a pleading of "no contest" or guilty to an arrestable criminal offense resulting in the imposition of a custodial sentence;
          (iii) Executive's


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          engaging in fraud, embezzlement or any other illegal conduct with respect to the Company or Holdings, which acts are materially harmful to, either financially, or to the business reputation of the Company or Holdings; (iv) Executive's willful breach of Section 9 hereof; (v) Executive's willful and continued failure or refusal to perform his duties hereunder (other than such failure caused by Executive's Disability), after a written demand for performance is delivered to Executive by the Company that specifically identifies the manner in which the Company believes that Executive has failed or refused to perform his duties; or (vi) Executive otherwise breaches any material provision of this Agreement which is not cured, if curable, within thirty (30) days after written notice thereof. No act or failure to act on the part of Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company and Holdings.

     (b) Death. In the event Executive dies during the Term, his employment shall automatically terminate effective on the date of his death, such termination shall not be deemed to be a breach of this Agreement, and the Company shall pay or provide to the Executive's beneficiaries or estate, as appropriate, as soon as practicable after the Executive's death, the amounts and benefits provided for in Section 8(d).

     (c) Disability. In the event Executive shall suffer from a mental or physical disability which shall have prevented him from performing his material duties hereunder for a period of at least one-hundred eighty
          (180) non-consecutive days within any 365 day period, the Company shall have the right to terminate Executive's employment for "Disability," such termination to be effective upon the giving of notice thereof to the Executive in accordance with Section 7(g) hereof, such termination shall not be deemed to be a breach of this Agreement, and the Company shall provide to the Executive the amounts and benefits provided for in Section 8(d). Executive's employment hereunder shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"); provided that Executive shall not have returned to full-time performance of his duties hereunder within thirty (30) days following receipt of such notice.

          Providing always that the Company warrants that Executive's employment will not be terminated by the Company if Executive is receiving benefits under the Company PHI scheme or is awaiting a decision from the PHI scheme insurers in respect of benefits under the PHI


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          scheme, where continuing employment is a prerequisite to the
          Executive's receipt of benefits under such scheme.

     (d)  Good Reason.

          (i) Executive may terminate his employment with the Company for "Good Reason" and such termination shall not be deemed to be a breach of this Agreement. Executive shall have Good Reason if Executive has knowledge that one of the events described in Section 7(d)(ii) has occurred without Executive's written consent and (A) if the event is not curable, Executive gives a Notice of Termination to the Company pursuant to Section 7(g) within sixty
               (60) days after having knowledge of the event, or (B) if the event is curable, (I) Executive gives written notice to the Company thereof in accordance with Section 14 within sixty (60) days after having knowledge of the event, (II) such event has not been cured within thirty (30) days after the Executive gives notice of the event to the Company, and (III) Executive gives a Notice of Termination to the Company in accordance with Section 7(g) within thirty (30) days after the expiration of the Company's 30-day cure period.

          (ii) For purposes of this Agreement, "Good Reason" shall mean (A) prior to a Change in Control, (I) a failure by the Company to comply with any material provision of this Agreement; (II) the liquidation, dissolution, merger, consolidation or reorganization of the Company or all of its business and/or assets, unless the successor(s) assume all duties and obligations of the Company pursuant to Section 13(a); or (III) upon the provision of notice by the Company under Section 3 of non-renewal of the Agreement, and (B) on or after a Change in Control, (I) any of the events set forth in Section 7(d)(ii)(A); (II) any material and adverse change to Executive's duties or authority which are inconsistent with his title and position set forth herein; (III) a diminution of Executive's title or position; (IV) the relocation of Executive's office; (V) a reduction in Executive's Base Salary; or (VI) a material reduction of Executive's benefits provided pursuant to Section 6 other than a reduction permitted under terms and conditions of the applicable Company policy or benefit plan.

     (e) Without Good Reason. Executive may voluntarily terminate his employment with the Company without Good Reason by giving written notice to the Company as provided in Section 7(g). Such notice must be provided to the Company at least thirty (30) days prior to such


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          termination. Such termination shall not be deemed to be a breach of this Agreement.

     (f) Without Cause. This Company shall have the right to terminate Executive's employment hereunder without Cause by providing written notice to Executive as provided in Section 7(g), and such termination shall not be deemed to be a breach of this Agreement. "Without Cause" shall mean for any reason other than Cause, death or Disability, as provided in Sections 7(a), 7(b) and 7(c).

     (g)  Notice of Termination; Garden Leave.

          (i) Any termination of Executive's employment by the Company pursuant to Section 7(a), 7(c) or 7(f), or by Executive pursuant to Section 7(d) or 7(e), shall be communicated by a Notice of Termination to the other party hereto in accordance with this Section 7(g) and Section 14. For purposes of this Agreement, a "Notice of Termination" means a written notice that (A) indicates the specific termination provision in this Agreement relied upon, (B) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (C) if the Date of Termination (as defined in Section 7(h)) is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or Company's rights hereunder.

          (ii) Any Notice of Termination by the Company for Cause shall be ratified by a resolution duly adopted by the affirmative vote of not less than two-thirds of the Company Board then in office (excluding, for this purpose, the Executive, if the Executive is then a member of the Company Board) at a meeting of the Company Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Company Board, finding that, in the good faith opinion of the Company Board, the Executive had committed an act constituting "Cause" as defined in Section 7(a) and specifying the particulars thereof in detail.


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          (iii) After notice of termination has been given by the Executive, or if the Executive seeks to resign without notice or by giving shorter notice than that required under this Agreement then provided the Company continues to pay the Executive's contractual benefits in accordance with the terms of this Agreement, the Company has at its discretion the right for the notice period or balance of the notice period then outstanding until the date of termination to:

                (A) exclude the Executive from the Company's premises and require the Executive not to attend at the Company's premises; and/or

                (B)  require the Executive to carry out no duties; and/or

                (C) require the Executive not to communicate or deal with employees, agents, consultants, clients or other representatives of the Company.

     (h) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (but not more than thirty (30) days thereafter), as the case may be (although such Date of Termination shall retroactively cease to apply if the circumstances providing the basis of termination for Cause or Good Reason are cured in accordance with Section 7(a) or 7(d) of this Agreement, as the case may be), (ii) if Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date set forth in the Notice of Termination (iii) if Executive's employment is terminated by Executive without Good Reason, the Date of Termination shall be the date set forth in the Notice of Termination, but no sooner than thirty (30) days after such Notice of Termination is received by the Company and (iv) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of the Executive's death or the Disability Effective Date, as the case may be.

8.   Compensation upon Termination.

     If the Company or Executive terminates the Executive's employment during the Term, the Company shall pay to the Executive the amount(s) set forth below. The Compensation Payments described in Section 8(a) shall be paid, subject to all required deductions, in a lump sum to the Executive's bank account five (5) business days after the Date of Termination or date of expiration of this Agreement, as the case may be. Severance Pay and the Termination Bonus under


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

     Section 8(b) shall be paid, subject to all applicable deductions, into the Executive's bank account in six (6) equal monthly installments, the first installment to be paid five (5) business days after the effective date of the release described in Section 8(b):

     (a) Compensation upon Termination for Cause or Without Good Reason. In the event of termination of Executive's employment by the Company for Cause or by the Executive without Good Reason, or by reason of expiration of the Term (if applicable), the Company shall pay the Executive his accrued, but unpaid Base Salary, accrued vacation pay and unpaid business expenses through the Date of Termination (the "Compensation Payments"), and the Executive shall be entitled to no other compensation, except as otherwise due to the Executive under applicable law. The Executive shall not be entitled to the payment of any bonus or other incentive compensation for any portion of the fiscal year in which such termination occurs.

     (b) Compensation upon Termination by the Company Without Cause or upon Termination by the Executive for Good Reason. Subject to Section 8(c), in the event of the termination of the Executive's employment by the Company without Cause or upon termination of the Executive's employment by the Executive for Good Reason, the Company shall pay the Executive the Compensation Payments. In addition, conditioned upon receipt of the Executive's release of claims substantially in the form attached hereto as Exhibit C, subject to such changes as may be required to preserve the intent thereof for changes in applicable law, the Company shall pay or provide to the Executive, in lieu of notice and any statutory entitlement in respect of the termination of his employment, (i) as "Severance Pay", an amount equal to the sum of the Total Cash Compensation that Executive would have received during the Initial Term, such amount to be calculated from the date the Executive's employment was terminated to the date that is the third anniversary of the Commencement Date (the "Severance Calculation Period"), (ii) earned, but unpaid Incentive Bonus for the year of termination, as determined in the good faith opinion of the Company based upon the relative achievement of performance targets through the Date of Termination (the "Termination Bonus"), and (iii) the welfare benefits set forth in Section 8(f). Notwithstanding the foregoing provisions of this Section 8(b), (x) where the Severance Calculation Period is for twelve (12) calendar months or less or where termination takes place during the Additional Term, the sum payable under Section 8(b)(i) shall be an amount equal to the sum of one (1) full year's Total Cash Compensation and (y) any right of the Executive to receive termination payments and benefits under Section 8(b) shall be forfeited to the extent of any amounts payable or benefits to be provided after a material breach of any covenant set forth in Section 9.

     (c) Compensation upon Termination in Connection with a Change in Control of the Company. If, within the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the second anniversary of such occurrence of a Change in Control or, if earlier, until the Executive's death, the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, then the provisions of Section 8(b) shall be applicable, except that an amount equal to 300% of the Executive's Total Cash Compensation shall be substituted in lieu of the amount set forth in
          Section 8(b)(i), and the Severance Calculation Period shall be inapplicable. For purposes of the preceding sentence, if a Change in Control occurs and not more than one-hundred twenty (120) days prior to the date on which the Change in Control occurs, the Executive's employment is terminated by the Company without Cause, such termination of employment shall be deemed a termination of employment after a Change in Control if the Executive has reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control.

     (d) Compensation upon Death or Disability. In the event of the Executive's death or the termination of employment due to Disability, the Company shall pay to the Executive (or beneficiaries, or estate, as the case may be) an amount equal to the sum of (i) the Compensation Payments and (ii) the Termination Bonus. Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provision of any agreements, plans or programs of the Company.

     (e) Set-Off, Counterclaim or Late Payment. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company shall pay interest on the amount or value thereof at an annualized rate of interest equal to the "prime rate" as set forth from time to time during the relevant period in The ---- Wall Street Journal "Money Rates" column, plus four
          (4)%. Such interest shall be payable as it accrues on demand. Any change in such prime rate shall be effective on and as of the date of such change.

     (f) Welfare Benefits. If the Executive becomes entitled to the benefits provided by Section 8(b) or 8(c), then in addition to such benefits, for a period following the Date of Termination equal to the greater of the remaining Term or twelve (12) months (the "Continuation Period"), the Company shall arrange to provide the Executive with health insurance, life insurance, and other medical benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Date of Termination (or, if greater, immediately prior to the reduction, termination, or denial described in Section 7(d)(ii)(B)(VI), if applicable). If and to the extent that any benefit described in this Section 8(f) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such benefits along with, in the case of any benefit described in this Section 8(f) that is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company, an additional amount such that after payment by the Executive, or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes.

     (g) Scope and Nonduplication. The provision or payment of termination benefits under this Section 8 shall not affect any rights the Executive may have pursuant to any agreement, plan, policy, program or arrangement of the Company providing employee benefits, which rights shall be governed by the terms thereof or by the release described in
          Section 8; provided, however, that to the extent, and only to the extent, a payment or benefit that is paid or provided under this
          Section 8 would also be paid or provided under the terms of any applicable plan, program, or arrangement, including, without limitation, any severance program, such applicable plan, program, agreement or arrangement shall be deemed to have been satisfied by the payment made or benefit provided under this Agreement.

     (h) Mitigation. In the event of the termination of the Executive by the Company without Cause, or by the Executive with Good Reason, the Executive shall not be required to mitigate damages by seeking other employment or otherwise as a condition to receiving termination payments or benefits under this Agreement. No amounts earned by the Executive after the Executive's termination by the Company without Cause or by the Executive with Good Reason, whether from self-employment, as a common law employee, or otherwise, shall reduce the amount of any payment or benefit under any provision of this Agreement.

          Notwithstanding the foregoing, the Executive's coverage under the Company's group medical insurance as provided in Section 8(f) shall be reduced to the extent comparable welfare benefits are actually received by the Executive as soon as the Executive becomes covered under any group medical plan made available by another employer. The Executive shall report to the Company any such coverage actually received by the Executive.

     (i) Resignations. Except to the extent requested by the Company, upon any termination of the Executive's employment with the Company, the Executive shall immediately resign all positions and directorships with the Company, Holdings and each of their subsidiaries and affiliates.

9.   Competitive Activity; Confidentiality; Non-solicitation.

     (a) Executive acknowledges that during the course of his employment with the Company the Executive will learn business information valuable to the Company and Holdings and will form substantial business relationships with the Company's and Holdings' clients. To protect the Company's and Holdings' legitimate business interests in preserving its valuable confidential business information and client relationships, the Executive shall not without the prior written consent of the Company or Holdings, which consent shall not be unreasonably withheld, engage in any Competitive Activity during the Term or for a period of six (6) months following the termination of the Executive's employment.

     (b) During the Term, and in consideration for the Executive's agreement to enter into this Agreement, the Company agrees that it will disclose or cause to be disclosed to Executive its Confidential or Proprietary Information (as defined in this Section 9(b)) to the extent necessary for Executive to carry out his obligations to the Company. The Executive hereby acknowledges the Company has a legitimate business interest in protecting its Confidential or Proprietary Information and hereby covenants and agrees that he will not without the prior written consent of the Company, during the Term or thereafter (i) disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any Confidential or Proprietary Information of the Company or (ii) remove, copy or retain in his possession any Company files or records. For purposes of this Agreement, the term "Confidential or Proprietary Information" will include all information of any nature and in any form that is owned by the Company or by Holdings and that is not publicly available (other than by Executive's breach of this Section 9(b)) or generally known to persons engaged in businesses similar or related to those of the Company or

          Holdings. Confidential or Proprietary Information will include, without limitation, the Company's and Holdings' financial matters, customers, employees, industry contacts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. Confidential or Proprietary Information shall not be deemed to have become public for purposes of this Agreement where it has been disclosed or made public by or through anyone acting in violation of a contractual, ethical, or legal responsibility to maintain its confidentiality. The foregoing obligations imposed by this Section 9(b) shall not apply (x) during the Term, in the course of the business of and for the benefit of the Company or Holdings, (y) if such Confidential or Proprietary Information will have become, through no fault of the Executive, generally known to the public or (z) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

     (c) The Executive hereby covenants and agrees that during the Term and for six (6) months after the Date of Termination Executive will not, without the prior written consent of the Company, which consent shall not unreasonably be withheld, on behalf of Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any senior employee of the Company or Holdings with whom the Executive has had direct contact during the course of his employment to give up employment or a business relationship with the Company or Holdings, and the Executive shall not directly or indirectly solicit or hire such employees of the Company or Holdings for employment with any other employer.

     (d) The Executive agrees that on or before the Date of Termination the Executive shall return all Company property, including without limitation all credit, identification and similar cards, keys and documents, books, records and office equipment. The Executive agrees that he shall abide by, through the Date of Termination, the Company's and Holdings' policies and procedures for worldwide business conduct.

     (e)  Executive and the Company agree that the covenants contained in this
          Section 9 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under this Section 9 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

     (f) Representations of the Executive. The Executive represents and warrants to the Company that:

          (i) (A) There are no restrictions, agreements or understandings whatsoever to which the Executive is a party that would prevent or make unlawful the Executive's execution of this Agreement or the Executive's employment under this Agreement, or that is or would be inconsistent, or in conflict with this Agreement or the Executive's employment under this Agreement, or would prevent, limit or impair in any way the performance by the Executive of the obligations under this Agreement; and
                (B) the Executive has disclosed to the Company all restraints, confidentiality commitments or other employment restrictions that the Executive has with any other employer, person or entity.

          (ii) Upon and after the Executive's termination or cessation of employment with the Company, and until such time as no obligations of the Executive to the Company hereunder exist, the Executive: (A) shall provide a complete copy of this Agreement to any prospective employer or other person, entity or association in a competing business with whom or which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement thereof, provided that Executive shall first cause the compensation amounts hereunder to be deleted or not disclosed; and (B) shall notify the Company of the name and address of any such person, entity or association prior to the Executive's employment, affiliation, engagement, association or the establishment of any business or remunerative relationship.

10.  Intellectual Property.

     (a) Subject to the relevant provisions of the Patents Act 1977, the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988 if at any time in the course of his employment the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company or Holdings he will immediately disclose full details of such to the Company Board and at the request and expense of the Company he will do all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting all rights in the same in the Company or its nominee.

     (b) The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of Clause 10(a) and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by Clause 10(a) shall be conclusive evidence that such is the case.

     (c) The Executive hereby waives all of his moral rights (as defined in the Copyright Designs and Patents Act 1988) in respect of any acts of the Company or any acts of third parties done with the Company's authority in relation to any Intellectual Property which is the property of the Company by virtue of Clause 10(a).

     (d) All rights and obligations under this Clause in respect of Intellectual Property made or discovered by the Executive during his employment will continue in full force and effect after the termination of his employment and will be binding upon the Executive's personal representatives.

11.  Legal Fees and Expenses.

     If it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of Executive's choice at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between Executive and such counsel. Without respect to whether Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys, and related fees and expenses incurred by Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success. Such payments shall be made within five (5) business days after delivery of Executive's written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require. Notwithstanding the foregoing provisions of this Section 11, the obligations of the Company under this Section 11 shall not exceed, in the aggregate, (pound)35,000.00.

12.  Withholding of Taxes.

     The Company may withhold from any amounts payable under this Agreement all applicable taxes that the Company is required to withhold pursuant to any applicable law, regulation or ruling.

13.  Successors and Binding Agreement.

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

     (b) This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 13(a) and 13(b). Without limiting the generality or effect of the foregoing, Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

14.  Notices.

     For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by an internationally recognized overnight courier service, addressed to the Company (to the attention of the Chief Executive Officer of the Company) at its principal executive office and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

15.  Governing Law.

     The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of England, without giving effect to the principles of conflict of laws, except as expressly provided herein. In the event the Company exercises its discretion under Section 9(e) to bring an action to enforce the covenants contained in Section 9 in a court of competent jurisdiction where the Executive has breached or threatened to breach such covenants, and in no other event, the parties agree that the court may apply the law of the jurisdiction in which such action is pending in order to enforce the covenants to the fullest extent permissible. Notwithstanding the foregoing, to the extent that Bermuda law restricts the ability of the Company to fully comply with the express terms of this Agreement, the Company may modify this Agreement to the extent necessary to comply with such law and such modification shall not be deemed to be a breach of this Agreement by the Company.

16.  Validity.

     Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective, to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant in Section 9 should be deemed invalid, illegal or unenforceable because its time, geographical area, or restricted activity, is considered excessive, such covenant shall be modified to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

17.  Miscellaneous.

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The headings used in this Agreement are intended for convenience or reference only and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation shall also include any successor thereto.

18.  Survival.

     Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Sections 8, 9, 10, 11, 12 and 13(b) will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

19.  Beneficiaries.

     The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, in either case by giving the Company written notice thereof in accordance with Section 14. In the event of the Executive's death or a judicial determination of the Executive's incompetence, reference in this Agreement to the "Executive" shall be deemed, where appropriate, to the Executive's beneficiary, estate or other legal representative.

20.  Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

21.  Entire Agreement.

     The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive's employment by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceedings to vary the terms of this Agreement.


                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.


                                   /s/ David Huntley
                                   -------------------------------------------
                                   David Huntley




                                   WORLD-WIDE HOLDINGS LIMITED



                                   By:     /s/ Scott E. Willkomm
                                           -----------------------------------
                                   Name:   Scott E. Willkomm
                                   Title:  Director